EXHIBIT 99.2

CORPORATE PARTICIPANTS

Frank Stronach

Magna Entertainment Corp. - Chairman & CEO

Blake Tohana

Magna Entertainment Corp. - EVP, CFO

Tom Hodgson

Greenbrook Capital Partners - Senior Partner & Consultant

CONFERENCE CALL PARTICIPANTS

Anoop Prihar

GMP Securities - Analyst

Ryan Worst

Brean Murray, Carret & Company - Analyst

Brad Olson

Baltimore Sun - Reporter

Dennis Forst

KeyBanc Capital Markets - Analyst

Richard Morrison

Morrison & Frazier - Analyst

Glenn Mattson

GTK Capital Partners - Analyst

PRESENTATION

Operator

Welcome to the announcement of the third quarter results conference call. During the presentation all participants will be in a listen-only mode. Afterwards, we’ll conduct a question-and-answer session. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded Friday, November 2, 2007. I would now like to turn the call over to Mr. Frank Stronach, Chairman and Chief Executive Officer. Please go ahead, sir.

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Thank you, operator. Good morning, ladies and gentlemen. Welcome to Magna Entertainment third quarter results conference call. I’m joined on the call by Blake Tohana, MEC’s Executive Vice President and Chief Financial Officer, and Tom Hodgson, who was appointed by the Board to oversee the debt elimination plan.

I will turn the call over to Blake and then Tom Hodgson and thereafter we will entertain questions. Blake?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Thank you, Frank, and good morning, everyone. Today I am going to review our financial results for the third quarter and nine months ended September 30, 2007, which were released last evening. As usual, let me remind you that this call will include forward-looking-statements within the meaning of applicable securities legislation. Rather than read the disclaimer to you, I refer you to the forward-looking statement paragraphs of the press release we issued last evening.

I’d like to remind you that our financial results are in US dollars. Also, unless otherwise noted, my discussion of our financial results reflect continuing operations only. Certain comparative amounts for the third quarter and nine months ended September 30, 2006 have been reclassified to reflect discontinued operations, which include the results of Fontana Golf Club, Magna Golf Club and the operations of a restaurant and related real estate in the United States.

Earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the third quarter of 2007 was a loss of $26 million compared to a loss of $21 million in the same period last year.

This EBITDA decrease was primarily due to the following. A $4 million decrease at our California operations, primarily due to a change in the racing calendar at Golden Gate Field, which resulted in 29 fewer live race days compared to the prior year period. A $4 million decrease at our Florida operations, primarily due to losses generated by the Gulfstream Park slot operation. A $2 million increase in corporate costs due to $4 million of contractual employee termination payments, partially offset by other cost reductions. And a $1 million non-cash write-down of our Porter, New York real estate property, which was classified as an asset held for sale during the quarter.

These EBITDA increases were partially offset by a $4 million reduction in predevelopment, preopening and other costs and a $3 million increase at our PariMax operation, primarily due to improved performance at XpressBet and reduced losses at HRTV with the formation of our joint venture with Churchill Downs Incorporated.

XpressBet continued its strong performance in the third quarter with a 5.5% increase in US handle for the quarter and a 15.2% increase year-to-date, both compared to the prior year.

A reconciliation of EBITDA to GAAP financial measures for the third quarter and nine months ended September 30, 2007, can be found in Note 16 to our consolidated financial statements, which were included in our press release issued last evening.

The primary contributor to our weak financial results this quarter was Gulfstream Park, as its slots operation continues to underperform. The average daily net win per machine was only $74 for the quarter. This must be improved.

We recently hired Steve Calabro as MEC’s Vice President of Gaming Operations. Steve is a seasoned gaming executive with more than 25 years industry experience and has already identified multiple improvement opportunities for Gulfstream Park’s slots operation, including implementing a more effective and targeted marketing approach, changing out game types and denominations and creating a dedicated video poker area.

Furthermore, we are continuing to implement various profit improvement initiatives for the upcoming 2008 Race Meet at Gulfstream Park. Meanwhile, the Village at Gulfstream Park, our mixed use development with Forest City, is well underway. Phase One, which includes 375,000 square feet of retail and 70,000 square feet of office space is under construction and is expected to open in October 2008.

Bank financing has been arranged by the joint venture and leasing is 40% committed. We are also in discussions with a well known hotel operator for a 250 to 275 room full service hotel with 8,000 square feet of meeting space.

In California, we had several positive developments during the third quarter. At Santa Anita Park we extended our lease arrangement with Oak Tree Racing Association through the fall of 2016. This extension included a contribution by Oak Tree of $3 million to the new synthetic track project at Santa Anita.

We also completed our installation of a new synthetic track at Golden Gate Field. Both of these new racing surfaces have opened to rave reviews from horsemen and are expected to generate increased field size and wagering handle.

During the current Oak Tree meet at Santa Anita, export handle is up over 20% compared to last year. Furthermore, we are now well positioned to capitalize on increased race days at both of these locations, which would have a very positive impact on our financial results. Golden Gate Fields will have an additional 29 live race days in 2008, with the potential for even more in 2009.

During the third quarter we arranged an $80 million short-term bridge loan with our parent company and earlier this week we completed a $20 million private placement of class A subordinated voting stock. These two financings have addressed MEC’s immediate liquidity concerns and are expected to allow us sufficient time to execute our debt elimination plan.

I would now like to turn this conference call over to Tom Hodgson, who will provide a further update on our debt elimination plan. Tom?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

Thanks, Blake. Ladies and gentlemen, since we’ve spoke to you six weeks ago we’ve made good progress in beginning to implement the company’s debt elimination plan. I’m pleased to tell you that earlier this week we closed the previously announced $20 million private placement of class A subordinate voting shares to Fair Enterprise Limited, an estate planning vehicle for the family of Frank Stronach. Pursuant to the terms previously announced, 8,888,888 new class A shares were issued at a price of $2.25 US per share.

Secondly, we have listed for sale four properties with real estate brokers, in Dixon, California, in Ocala, Florida, in Porter, New York and at Great Lakes Downs in Michigan. We are having discussions with potential purchasers of our property interests in Austria.

You will appreciate that it is far too early for us to provide any details surrounding any of these discussions, but we are pleased with the initial market response to our real estate listings.

Thirdly, I’m pleased to advise you that we have retained a major investment bank to assist us in maximizing the value of some of our non-core assets. Bear Stearns has been engaged by MEC and is currently conducting a sale process on two of our racing venues, Remington Park in Oklahoma City and Thistledown near Cleveland, Ohio.

In the case of Remington Park, initial indications of interest were due October 31st and in the case of Thistledown, they are due November 15th. Again, the only real comment that I can make at this time is that we are gratified by the level of interest in each of these assets and look forward to being able to give you definitive information in due course.

In addition to updating you on the debt elimination plan, let me make a brief comment on developments related to alternative gaming in Maryland. Last week, as part of the strategy to address Maryland’s looming and substantial budget deficit and to provide support to Maryland’s beleaguered horseracing industry, the Governor tabled a draft bill related to introduction of video lottery terminals at five locations in Maryland. The bill seems likely to go to a referendum in November 2008.

At this stage I would make only this comment. We have reiterated numerous times and do so again that we believe that the Maryland government must make the playing field level with respect to neighboring states in the interest of a viable horseracing industry in Maryland.

Let me conclude these comments by reiterating as well that MEC’s Board of Directors, its Chairman and the company’s senior management remain totally committed to the debt elimination plan announced on our previous conference call. We know that it will involve difficult decisions and a great deal of work, but MEC has a strong asset base and we will continue to pursue asset sales, partnerships and joint ventures, as well as a possible future equity financing until our debt elimination objective is achieved.

I’d now like to call upon the operator to open up the floor to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Anoop Prihar.

Anoop Prihar  - GMP Securities - Analyst

Just a couple of questions. What was the net win at Oklahoma in the quarter?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

The net win at Oklahoma was $228 per machine, Anoop, which was pretty much bang on with the third quarter of 2006.

Anoop Prihar  - GMP Securities - Analyst

Okay. And what was the margin on the slots at Gulfstream? It was a negative margin, was it?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Yes. I mean, again, I’ve said this before, when you look at Gulfstream you have to look at the entire facility because there are costs that are shared between the slots and the rest of the operations. But if you look at the third quarter when we weren’t live racing, it was negative, so the slots were a negative contributor in the third quarter.

Anoop Prihar  - GMP Securities - Analyst

Okay. And then in the southern US EBITDA was down but revenues were up. What was the primary cause of that?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

In the southern US there were additional marketing costs that we had with respect to Remington and racing did worse in the third quarter compared to the previous year.

Anoop Prihar  - GMP Securities - Analyst

Okay. And last question, the $13 million that we lost in California because of the change in the calendar, will we recoup that in the fourth quarter?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

At Golden Gate Field specifically, the fourth quarter should have – I think there’s 23 additional race days in the fourth quarter, so we expect to make up a chunk of that in the fourth quarter. But if you look at the expectation for ‘07 versus ‘06, I think there’s nine less race days for the entire year at Golden Gate Fields. If you look at it in ‘08, the racing calendar is an additional 29 live race days at Golden Gate Fields, which should have a positive impact on 2008 results.

Anoop Prihar  - GMP Securities - Analyst

Okay. And then just lastly, for Tom, what’s a reasonable expectation as to when you might have some material news to announce on the disposition program?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

Not wanting to really commit myself, Anoop, I think if we’re talking about a timeframe of around 60 days from now, I think there’s a good chance that we might have something concrete to announce.

Operator

(OPERATOR INSTRUCTIONS) Ryan Worst with Brean Murray.

Ryan Worst  - Brean Murray, Carret & Company - Analyst

Tom, could you kind of talk about an aggregate value that you could expect from the real estate holdings, excluding the racetracks?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

Well, that’s a tough question to answer, because the overall magnitude of what we’re looking to achieve is clearly not reflected by the properties that are currently listed that I mentioned in my comments. The overall objective of the debt elimination plan we have publicly and previously announced to be in the range of $600 to $700 million. In due course, I would say that something approaching half of that is likely to come from real estate, but that goes well beyond what I discussed in my comments earlier.

Ryan Worst  - Brean Murray, Carret & Company - Analyst

Okay. And how long do you think it would take to get to half or the whole $600 to $700 million?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

Well again, the objective that we discussed on the last call was December 31, 2008. I’m highly confident that we can achieve that and obviously we’ll be working hard to accelerate it from that final target date.

Ryan Worst  - Brean Murray, Carret & Company - Analyst

So that’s $600 to $700 million by December 31, 2008?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

That’s correct.

Ryan Worst  - Brean Murray, Carret & Company - Analyst

And I take it there’s other tracks that you would consider selling besides the two that you mentioned?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

Well Ryan, we have to take it a bit of a step at a time.

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Joint ventures.

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

Yes, there’s a variety of things that are under consideration, including outright sales, which we’ve already discussed, real estate sale, potential partnerships or joint ventures at one or more other racetracks. And at the moment, the focus is heavily on the properties that I mentioned, as well as Remington and Thistledown. We can’t do everything at the same time. We do have other discussions underway, but the priority at the moment is to deal with those and then consider the other options that are in front of us.

Ryan Worst  - Brean Murray, Carret & Company - Analyst

Okay, thanks. And then regarding the current proposals in Maryland, are they set in stone yet or is there still some discussions surrounding what the tax rate may be?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

There’s a draft bill that’s been tabled. It’s not finalized yet. I think it remains to be seen, realistically over the next couple of weeks what amendments or adjustments will be made to it.

Operator

Brad Olson from the Baltimore Sun.

Brad Olson  - Baltimore Sun - Reporter

I’m covering the legislature in Maryland and one of the questions I just wanted to ask was, by the way the bill is written, it looks very much like Laurel Park facility could get slots if the referendum passes. What I wanted to ask was just, bearing in mind what’s happening at Gulfstream, do you believe that your company will face an uphill battle in getting a license at Laurel Park, bearing in mind the losses at Gulfstream?

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Well, you just mentioned that Laurel would be included, that means automatically we would get a license to have slot machines. The question just is, when you do the economics, will it be a positive or a negative, right? Somewhere along the line we do expect that there is more of a level playing field.

Hopefully we can, over the next two weeks, we can talk to the government of Maryland in a very sensible way that the horse industry is a very important economic part of Maryland and that there is a structure, might it be slots, might it be something else. But I think in the final analysis there’s got to be more of a level playing field, otherwise horseracing would face greater problems yet and horseracing could be drastically reduced, lots of jobs could be lost. But anyway, we are hopeful that we can come up with a constructive framework.

Brad Olson  - Baltimore Sun - Reporter

My question is more - I actually have spoken to a few legislators and the legislation does not actually specifically say that it would go to Laurel Park and I spoke to the Speaker of the House in Maryland and he made it clear just a couple of days ago in a conversation to me that he wants Magna to justify why they should get this license when they’re having such difficult financial problems and including what’s going on at Gulfstream. So that’s why I wanted to put that question to you.

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Let me put it this way. I just invested $20 million. That means I do believe in the future and we have a lot of excess real estate and we have – I have absolutely no worries that MEC will be a great company. So we have no problem to handle things financially. So I want to make sure of that. So somebody must be feeding the wrong stuff. But anyway, we are the owners of Laurel. We are the owners of Pimlico and those are really the only two thoroughbred racetracks in Maryland. We hope to come up with constructive solutions.

Operator

Follow-up question from Ryan Worst with Brean Murray.

Ryan Worst  - Brean Murray, Carret & Company - Analyst

Blake, could you just go over the onetime items in the quarter? I think you mentioned some employee termination cost and a non-cash write-down?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Yes, employee termination costs were $3.8 million and the non-cash write-down was $1.4 million in the third quarter.

Ryan Worst  - Brean Murray, Carret & Company - Analyst

Okay, was that all?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Yes. There was a difference in the change in the racing calendar at Golden Gate Field, but as far as the charges, those are the two significant ones.

Operator

Dennis Forst with KeyBanc.

Dennis Forst  - KeyBanc Capital Markets - Analyst

I wanted to understand what we as a company are talking about when you say a level playing field in Maryland? Does that have to do with tax rate, fairness in giving the licenses? Can you elaborate on that?

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

I could elaborate on it. You have Delaware close by and Pennsylvania has got now slots and then the other racetrack is West Virginia, so they have the tax structure reasonable. Those tracks make a reasonable amount of monies. The purses consequently have come up quite a bit. So basically, horse owners, trainers and so on, will move to those areas and thereby there will be less horses available in Maryland. And what will happen is that basically the grooms and many of the other people, they can’t move quite that easily, so the horse industry could have a fair amount of unemployment coming up.

And if we as a track - that’s hypothetical now, but in business you’ve got to ask yourself those questions. If it comes down to a point where you make more monies in selling the real estate than racing, this is what you’ve got to do. But I’m hopeful. We want to be constructive and really believe racing could be very viable for horse owners, for everybody and beneficial to the people of Maryland, beneficial to the budgets of the government to meet their obligations. If we sit down on a very constructive basis and come up with structures which will be a little more on a level playing field.

Dennis Forst  - KeyBanc Capital Markets - Analyst

What do you think the chances are that there will be some major adjustment to the bill once it gets ratified?

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Well, I think there’s also other things besides slots, which there’s many other things which could be done. But it still comes down – the horse industry employs right now about 18,000 people in Maryland. If the playing field is not more leveled it could dwindle down to maybe 10,000. If that could be a better level playing field, then employment could go up from 18,000 maybe to 40,000 and that’s a big big big difference. We hope to have meetings with government officials and that we could come up with a framework which could be a win win win, a win for Maryland, a win for the horsemen and naturally also it’s got to be a win for Magna Entertainment.

Dennis Forst  - KeyBanc Capital Markets - Analyst

Do you have any meetings planned with legislatures before this comes to a vote?

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

We hope to interface. We hope to talk about it before the vote and after the vote.

Dennis Forst  - KeyBanc Capital Markets - Analyst

What is the timing of this special session?

Tom Hodgson  - Greenbrook Capital Partners - Senior Partner & Consultant

It’s slightly indeterminate, but it’s likely to be over the next two or three weeks.

Dennis Forst  - KeyBanc Capital Markets - Analyst

Okay. And then lastly, is the way the bill is structured now, the Governor’s bill and I guess that’s the only bill that is out there, does that exclude Pimlico from a slot license and why?

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Look, we don’t know at this time. There’s still a lot of talks and so it’s premature now. I think the Maryland legislature is tabling that and working on it and we will see what will happen within the next two weeks.

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Operator, I think we’re going to take one more question.

Operator

Richard Morrison with Morrison & Frazier.

Richard Morrison  - Morrison & Frazier - Analyst

Just a general question and it has to do with the future of horseracing internationally. My understanding is you people are at some position with internet gambling via your racetracks and I’m not conversant with where you are technology wise and where that business is. Can you just sort of give us a rough idea of what’s going on?

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Yes. We put in a lot of monies in technologies. We would be ready to sort of go to tap the world market, but we want to do that on a partnership basis respectively with different countries. But again, over the next year I think you will see a fair amount of development on that.

I’d like to bring up a few more points. I think the shareholders will be very anxious to, you know — as you all know, I’m just Interim Chief Executive Officer and so we are still searching. If any one of you, the investment community know of a person which in your opinion will be quite capable to be a CEO, I would very much like to hear from it. In the meantime I think we have a much better handle on that now.

I was able to — Ron Charles, which is a very successful racetrack, is in charge of our California operation. He’s been in the horse business for many years. He’s highly respected. Ron Charles has taken on extra responsibilities and thereby we do have a better handle on that now and we’ll be able to stay a little better on top of things now. So this is positive.

If you people want to talk to Ron Charles, I think he could be reached via our Santa Anita racetrack. People think very highly of him. We thought very highly of him. We have now –– Ron Charles had a number of concerns. We have eliminated those now and thereby he is very enthusiastic to take on additional responsibilities. He’s not officially yet the Chief Operating Officer, but he’s acting like one.

Richard Morrison  - Morrison & Frazier - Analyst

May I interrupt, because the question I asked, you didn’t totally answer. You said you have relationships with foreign governments or as far as utilizing your resources––?

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

No, your question was what we’re doing about international markets––.

Richard Morrison  - Morrison & Frazier - Analyst

Right, and also the technology––.

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

I said we have developed software, we have developed a number of things here, but before we – we would not invest any monies in that. We’re in the process to look for partners respectively in the different countries, so hopefully we have more to say within the next half a year. So I do answer the question now.

Richard Morrison  - Morrison & Frazier - Analyst

Okay. Do you have the technology in place to do this?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Yes. We have XpressBet. It is an account wagering platform in the United States, and as Frank said, that in the international market we’ve been –– in certain cases we’ve partnered with partners in the UK and we’re continuing to look for partners in other international markets.

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

One more question, operator.

Operator

Glenn Mattson with GTK Capital.

Glenn Mattson  - GTK Capital Partners - Analyst

Previously you talked about reversing the upside-down revenue model. Can you tell us what you’re doing on that? And also, what other operating improvements versus financial improvements you’re intending to make? Thank you.

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Glenn, we talked about the upside-down pricing model in the context of TrackNet. TrackNet is continuing to accumulate additional racing signals, not only MEC and CDI. They signed up Oaklawn in the third quarter. As contracts are coming due between now and the beginning of 2008, I think we’ll have a little bit more to report on that. But I think we’re encouraged so far with the results to date of TrackNet.

As far as the other operating improvements, I think both Tom and Frank mentioned this, that we’re continuing to look at operating initiatives as Gulfstream Park, not only with respect to the slots, but the 2008 race meet, looking at ways to increase revenues, not only in respect to the racing, but food and beverage.

We’ve done an arrangement with a local food and beverage operator called Christine Lee’s at Gulfstream and it’s had a real positive impact on the food and beverage results at Gulfstream and we look forward to that in 2008. Looking at ways to increase field size and increase the quality of racing. We should be better off with respect to the ability of ATMs and check cashing on the property.

So we’re encouraged for a good race meet at Gulfstream Park in 2008. But it’s an ongoing process to look at improvement issues and we’re continuing to work very hard at it.

Glenn Mattson  - GTK Capital Partners - Analyst

I understood the upside-down revenue model was really increasing the percentage that you received from simulcasting the races that were being hosted by yourselves?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

That’s right Glenn. Those pricings are subject to contracts and as I said, as those contracts come up between now and the beginning part of 2008, you’re not going to get it all at once, but we said that that is a key objective and we’ll have more to report as we get through the contract renewal process.

Glenn Mattson  - GTK Capital Partners - Analyst

And when can we expect to start to see some progress on that area?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

As I said, I think it’s when we get closer to the 2008 renewals, within the next few months.

Frank Stronach  - Magna Entertainment Corp. - Chairman & CEO

Okay, thank you for attending this conference call and we’ll talk to you in the near future. Thank you.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you.